Exhibit 99.1

CERNER ANNOUNCES LEADERSHIP CHANGES FOCUSED ON INCREASING ALIGNMENT WITH CLIENT SUCCESS
Don Trigg named President; John Peterzalek named Chief Client and Services Officer

KANSAS CITY, Mo., Feb. 18, 2020 - Cerner Corporation (NASDAQ: CERN) today announced the appointment of Don Trigg to President and John Peterzalek to Chief Client and Services Officer.

"I want to congratulate Don and John on their expanded roles," said Brent Shafer, chairman and CEO, Cerner. "These appointments, along with other enhancements we are making to Cerner's leadership structure to create better alignment and accountability, will build on the progress we've made since launching Cerner’s new operating model in 2019 to align more closely with our clients' strategic objectives and position Cerner for long-term growth."

Don will be responsible for Clinical EHR, Revenue Cycle Management and Strategic Growth businesses, which include Real-Time Health Systems, Health Networks, Data-as-a-Service, Long-Term and Post-Acute Care, Consumer and Employer.

In his expanded role, Trigg, who joined Cerner in 2002, will lead the long-term vision of Cerner's product portfolio, key product lines and performance and profitability. He also will be responsible for driving the strategy and programmatic efforts involved with Cerner's platform modernization and the company’s development of the cognitive platform for health care.

"Don is a proven leader in defining and operationalizing disruptive strategies and innovation to expand Cerner beyond the EHR era," Shafer said. "I'm looking forward to Don's continued leadership at this critical juncture in health care."

"There has never been a better moment to innovate at the intersection of health care and information technology," Trigg said. "Providers are building out health networks to manage the health and care of the individual. Data holds the promise to deliver a new era of cognitive precision and personalization. We believe Cerner is well positioned to define and lead it."

In addition to Trigg's appointment, John Peterzalek has been appointed to Chief Client and Services Officer, assuming expanded responsibility for Cerner's Services, Consulting, Support and Hosting. These services organizations include more than 10,000 Cerner associates focused on delivering, running and supporting Cerner solutions. Peterzalek, who joined Cerner in 2003, will continue to oversee worldwide client relationship management and sales.

"John's expanded role fully aligns Cerner's client-facing resources under his direction, creating further alignment between his organization and the success of our clients," Shafer said. "We're also establishing a Client Success office under John that will ensure clients are achieving value and experiencing world-class service."

"I'm pleased to have the opportunity to lead a refreshed focus on delivering high-value solutions and a first-class client experience to our clients around the world," Peterzalek said. "Our direct alignment with the success of our clients is the cornerstone of our mission to relentlessly seek breakthrough innovation that will shape the health care of tomorrow."

About Cerner

Cerner's health technologies connect people and information systems in thousands of worldwide facilities dedicated to creating smarter and better care for individuals and communities. Recognized globally for innovation, Cerner assists clinicians in making care decisions and assists organizations in managing the health of their populations. The company also offers an integrated clinical and financial system to help manage day-to-day revenue functions, as well as a wide range of services to support clinical, financial and operational needs, focused on people. For more information, visit Cerner.com, The Cerner Blog or connect on Facebook, Instagram, LinkedIn, Twitter or The Cerner Podcast. Nasdaq: CERN. Health care is too important to stay the same.

Media Contact:

Misti Preston, Director of External Communications & Public Relations,
MediaRelations@cerner.com